Tidal Trust III 485BPOS

Exhibit 99.(p)(xiii)

Compliance Policies and Procedures Manual

Harmonic Capital, LLC

Effective Date: February 2025

CONFIDENTIAL

CODE OF ETHICS

According to Rule 204A-1 of the Advisers Act, investment advisers must establish, maintain and enforce a Code of Ethics. An adviser’s Code of Ethics must establish and describe a standard of business conduct that the adviser requires of all its supervised persons. While Rule 204A-1 does not require an adviser to adopt a particular standard, the Code of Ethics must reflect the adviser’s fiduciary obligations and those of its supervised persons, and must require compliance with federal securities laws.

HARMONIC has established this Code of Ethics which will apply to all supervised persons of HARMONIC. Persons associated in any manner with HARMONIC will be considered supervised persons for the purpose of this Code of Ethics. This Code will be available and distributed to all supervised persons of HARMONIC. A summary of this Code of Ethics will be disclosed in HARMONIC’s Form ADV along with a statement informing clients that they may request an entire copy of the Code of Ethics. If a client makes a request for a copy of this Code of Ethics, The CCO will provide a copy to the client within ten business days of receiving the request. The CCO is responsible for maintaining the Code of Ethics Client Request/Receipt Log and will record all client requests for and delivery of the Code of Ethics.

An investment adviser is considered a fiduciary under the Advisers Act. As a fiduciary, it is an investment adviser’s responsibility to provide fair and full disclosure of all material facts. In addition, an investment adviser has a duty of utmost good faith to act solely in the best interests of each client. HARMONIC and its supervised persons have a fiduciary duty to all clients. As fiduciaries, it is unlawful for HARMONIC and its supervised persons to engage in fraudulent, deceptive, or manipulative activities. HARMONIC and its supervised persons will act in each client’s best interests at all times and will not at any time place their interests ahead of any client’s interests. This fiduciary duty is considered the core underlying principle for HARMONIC’s Code of Ethics and personal trading policy and represents the expected basis for all supervised persons’ dealings with clients of HARMONIC.

The anti-fraud provisions of the Advisers Act and federal and state rules and regulations make it unlawful for an investment adviser to directly or indirectly “employ any device, scheme or artifice to defraud a client or a prospective client” or to “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.” HARMONIC requires all of its supervised persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times. The CCO will be responsible for setting standards and internal policies and procedures to ensure that HARMONIC and its supervised persons conduct business with the highest level of ethical standards. The CCO will be responsible for establishing procedures to prevent and detect any violations of firm or regulatory rules and regulations. In addition, The CCO will be responsible for establishing and enforcing risk management policies and procedures that are designed to ensure that advisory activities are conducted in accordance with this Code.

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Harmonic Capital, LLC

The CCO will also be responsible for making sure that all advisory personnel fully understand HARMONIC’s policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel. All supervised persons will receive a copy of HARMONIC’s Code of Ethics. The CCO will make sure that all supervised persons receive a copy of, understand and agree to comply with HARMONIC’s Code of Ethics.

●	All supervised persons will sign a written acknowledgement that they have read, understand and agree to comply with HARMONIC’s Code of Ethics initially upon employment and then each time the Code of Ethics is amended.

●	Additionally, all supervised persons will be required to review this Code of Ethics on an annual basis and will be required to sign an annual acknowledgment.

●	The CCO will be responsible for notifying all supervised persons of any changes to this Code of Ethics and an updated acknowledgement will be obtained from each supervised person any time changes are made.

HARMONIC has the responsibility to make sure that the interests of clients are placed ahead of its or any supervised person’s own investment interest. All of HARMONIC’s supervised persons will conduct business in an honest, ethical, and fair manner. Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted. A conflict of interest occurs when a supervised person’s private interest interferes with the interests of or the service to HARMONIC or any of its clients. HARMONIC has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients. No one supervised by HARMONIC will engage in any conduct or act, directly, indirectly or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations. If a supervised person is unsure whether a situation would be considered a conflict of interest, the supervised person should consult with The CCO before taking an action that may result in a conflict of interest.

HARMONIC will:

1.	Maintain and amend as needed internal standards, policies, procedures, and controls to promote compliance with this Code and with other policies and procedures designed to promote each supervised persons fiduciary responsibility.

2.	Perform periodic internal and external reviews and audits of the company’s standards, policies, procedures, and controls.

3.	Provide ongoing training regarding this Code of Ethics and the company’s risk management policies and procedures to all supervised persons.

4.	Provide an environment that encourages supervised persons to engage in safe and confidential discussions and disclosures to The CCO or other appropriate senior management persons regarding any violations or potential violations to this Code.

5.	Establish clear lines of accountability for the company’s internal policies and procedures, including provisions relating to the responsibilities of supervised persons, officers and directors with appropriate oversight by The CCO or designated parties.

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Any person engaging in an unethical business practice is subject to having his/her license denied, suspended or revoked and employment terminated. The following activities are examples of unethical business practices:

●	Forgery

●	Embezzlement

●	Theft

●	Exploitation

●	Non-disclosure

●	Incomplete disclosure or misstatement of material facts

●	Manipulative or deceptive practices

●	Aiding or abetting any unethical practices

HARMONIC and its supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:

1.	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative contrary to any rules or regulations established by all governing regulatory bodies.

2.	Recommending to a client the purchase, sale, or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s age, investment experience, time horizon, liquidity, risk tolerance, financial history, investment objectives, financial situation and needs, and other information that is known by the investment adviser.

3.	Recommending unregistered, non-exempt securities or the use of an unlicensed broker/dealer.

4.	Using discretionary authority when placing any trade for the purchase or sale of a security on behalf of the client without obtaining written authority from the client prior to a trade being implemented. If discretionary authority relates only to the price at which or the time when an order involving a definite amount of a specific security will be executed, then written authority is not needed.

5.	Recommending or implementing trades in a client’s account that are excessive in size or frequency with respect to the client’s financial resources, investment objectives, and the character of the account.

6.	Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless a written third-party trading authorization has been previously obtained from the client.

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7.	Cherry picking block trades in order to allocate (after entry of the order) profitable trades to proprietary, personal or other favorable accounts at the expense of other client accounts.

8.	Borrowing money or securities from or loaning money or securities to a client.

9.	Misrepresenting the qualifications of HARMONIC, its investment adviser representatives or any of its supervised persons, the nature of the advisory services offered by HARMONIC or the fees to be charged to any advisory client.

10.	Failing to disclose to all clients the availability of any fee discounts.

11.	Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services, or fees misleading.

12.	Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.

13.	Providing reports or recommendations to any advisory client prepared by someone other than HARMONIC without disclosing that fact to clients. This does not apply to situations where HARMONIC uses published research reports or statistical analyses when providing services to clients.

14.	Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment adviser representative providing the services, and the sophistication of the client. In addition, disclosure that similar services may be available for lower fees from other advisers must be made to all clients.

15.	Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective. Some examples include the following:

a.	Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

b.	Acting in the capacity as an investment adviser or investment adviser representative and a registered representative or insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for implementing a trade as a result of the advice provided.

16.	Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with the proper regulatory requirements.

17.	Limiting a client’s options with regard to the pursuit of a civil case or arbitration.

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18.	Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

19.	Failing to provide the proper disclosure documents (Form ADV Part 2A and Part 2B) prior to or at the time of executing a client agreement for advisory services.

20.	Entering into, extending, or renewing an agreement for advisory services unless such agreement is in writing.

21.	Using contracts that seek to limit or avoid an adviser’s liability under the law.

22.	Creating any condition, stipulation, or provision as part of any advisory client agreement that limits or attempts to limit the liability of HARMONIC or any of its supervised persons for willful misconduct or gross negligence.

INSIDER TRADING

Improper use of inside information when conducting any securities transaction is a serious violation of securities laws and will not be tolerated. Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information. Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information. Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law. This policy applies to all supervised persons and extends to activities within and outside of their duties with HARMONIC.

The CCO will be responsible for establishing, implementing, monitoring and enforcing all of HARMONIC’s policies and procedures regarding insider trading. If any supervised person is unsure whether information could violate HARMONIC’s policies and procedures on insider trading or has questions on any aspect of HARMONIC’s policies and procedures on insider trading, questions should be directed to The CCO prior to implementing any trades. The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.

Any time a supervised person suspects that a client or another supervised person is trading based on inside information or determines that they have received material, non-public information, it must be reported to The CCO immediately. Persons having knowledge of material, non-public information will not place any securities transactions in securities relating to such information for any account. In addition, no recommendations will be made in relation to any securities affected by the information. Information will be communicated only to The CCO who will then determine the appropriate course of action to take. The CCO will communicate the appropriate course of action to the supervised person(s) having knowledge of the information. The CCO will confidentially document HARMONIC’s actions in addressing the material inside information.

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The CCO is responsible for supervising all supervised persons conducting advisory business and is responsible for restricting, as much as possible, the number of supervised persons having access to any inside information. Only those supervised persons with a need to know such information for the purpose of their job performance will have such information disclosed to them. If such information must be disclosed to a supervised person, The CCO will document the following:

●	The name of each supervised person to whom the information was communicated to

●	The supervised person’s position within the company

●	The name of the security affected

●	The name of the person requesting communication of the information

●	The reason for the communication

●	The nature of the communication

●	The date of the communication

The CCO is responsible for establishing procedures, reviewing procedures, updating procedures and ensuring that all supervised persons are continuously aware of and understand procedures regarding insider trading policies and procedures. HARMONIC’s policies will be reviewed on a regular basis and updated as necessary. Any questions in relation to HARMONIC’s policies on inside information should be directed to The CCO. All supervised persons will be required to review HARMONIC’s written Compliance and Supervisory Procedures Manual at least annually. Supervised persons will then sign an acknowledgement indicating that they are aware of, understand and agree to comply with HARMONIC’s policies and procedures at all times. Since HARMONIC’s insider trading policies and procedures are included in this manual, supervised persons are acknowledging that they are aware of, understand and will comply with HARMONIC’s insider trading policies and procedures at all times. If HARMONIC is aware of any securities that it is restricting from trading, The CCO will maintain a list of these securities. This list will be kept current at all times and will be provided to all supervised persons on a regular basis.

The CCO will perform the following procedures no less than quarterly for the purpose of detecting insider trading:

●	Review trading activity reports or confirmations and statements for each officer, director, investment adviser representative and supervised person of HARMONIC

●	Review and monitor the trading activity of all accounts managed by HARMONIC.

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The consequences for trading on or communicating material, non-public information are severe. Consequences can be imposed on the persons involved in insider trading and their employer. Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation. In addition to the regulatory and criminal penalties that could be imposed, supervised persons can expect that any violation of HARMONIC’s insider trading policy will result in serious penalties to all parties involved, potentially including dismissal from employment with HARMONIC.

PERSONAL SECURITIES TRANSACTIONS

Harmonic and its supervised persons may buy or sell securities or hold a position in securities identical to the securities recommended to clients. However, it is Harmonic’s policy that no supervised person will put his or her interests before a client’s interests. To ensure client’s interests are properly protected, Harmonic has enacted the following procedures:

●	When assigning new securities analysis projects, Harmonic will assign such projects to employees whose personal holdings do not present apparent conflicts of interest.

●	Supervised persons may not trade ahead of any client or trade in a way that would cause the supervised person to obtain a better price than the price a client would obtain. It is the supervised person’s responsibility to know which securities are being traded by Harmonic. Supervised persons can consult with Cindy Crimmins to determine whether a security is an appropriate purchase or sale by the supervised person.

●	Supervised persons are prohibited from trading on non-public information and from sharing such information.

●	Harmonic’s supervised persons are required to obtain approval from Cindy Crimmins prior to investing in an initial public offering (“IPO”) for their own accounts or accounts of related household members.

●	Harmonic’s supervised persons are required to obtain approval from Cindy Crimmins prior to investing in a private placement.

●	Supervised persons are prohibited from placing a personal securities transaction in securities that are on the list of issuers of securities that Harmonic is analyzing or recommending for client transactions. Cindy Crimmins will be responsible for maintain this “restricted list.”

●	Supervised persons are prohibited from placing a trade (personal or for a client) in securities of issuers that is on Harmonic’s restricted list.

●	Supervised persons are prohibited from placing a personal securities transaction during a “blackout period.” Harmonic will place “blackout periods” for certain securities when client trades are being placed or recommendations are being made about that security. Cindy Crimmins will maintain the list of securities that have “blackout periods” and will note the duration of the “blackout period” for each security.

●	Supervised persons will not be assigned to conduct securities analysis on behalf of Harmonic when the employee’s personal securities holdings create a conflict of interest.

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Before a supervised person places a personal trade, the following should be considered:

1.	Will the amount or nature of the transaction affect the price or market for the security?

2.	Is the transaction likely to harm any client?

3.	Is there an appearance or suggestion of impropriety?

Supervised persons must report trades implemented for a personal account, an account of any household family member (spouse, minor children, or other adults residing in the same household) or any account for which the supervised person acts as a trustee. Personal securities transactions that need to be reported include stocks, bonds, limited partnerships, options, and other general securities. Transactions involving securities which are direct obligations of the United States do not need to be included on the report.

REPORTING REQUIREMENTS

A report of all personal securities holdings must be submitted by all access persons within 10 days of being affiliated with Harmonic and at least annually thereafter. Such reports must contain current information (not older than 45 days). Holding reports must contain the following information:

●	The title and type of security

●	The security symbol or CUSIP number

●	The number of shares and the principal amount of each reportable security

●	The name of any broker, dealer, or bank with which the supervised person maintains an account

●	The date the report was submitted

Supervised persons must disclose where all personal securities accounts are maintained. Upon hire and at least annually thereafter, all supervised persons will be required to complete a Brokerage Account Disclosure Form. Supervised persons should report all personal securities accounts to Cindy Crimmins at the time the account is established. Personal securities transactions must be reported quarterly within 30 days after the close of the calendar quarter in which transactions take place. The following are exceptions to the reporting requirements:

●	Transactions effected pursuant to an automatic investment plan

●	Securities held in accounts over which an supervised person has no direct or indirect influence or control

●	No report is required for an adviser firm that only has one supervised person with access to nonpublic information regarding clients’ purchase and sale of securities, is involved in making recommendations to clients or has access to such recommendations that are nonpublic

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Supervised persons must disclose where all personal securities accounts are maintained. All supervised persons will also be required to set-up Harmonic as an interested party on all brokerage accounts. This will allow Harmonic to receive duplicate copies of statements and confirmations on these accounts. All supervised persons will sign an annual statement acknowledging that they have established Harmonic as an interested party to receive copies of all confirmations and statements relating to any personal brokerage account.

Cindy Crimmins will receive, review, and approve a copy of all confirmations and statements for supervised persons accounts. Aaron Dirlam will review the personal securities transactions of the firm’s CCO, Cindy Crimmins. These documents will be reviewed for the following:

●	To assess whether persons are following the firm’s policies and procedures

●	To assess whether any trades are being placed that are on the firm’s restricted list

●	To assess whether the supervised person is trading for his/her own account in the same securities he/she is trading for clients and if so whether the clients are receiving terms as favorable as the supervised person is receiving

●	To assess whether there are any substantial disparities between the quality of performance of the supervised person’s account over that of the clients’ accounts

●	To assess whether there are any substantial disparities between the percentage of trades that are profitable when the supervised person trades for his/her own account and the percentage that are profitable when the access places trades for clients’ accounts

If all required information is not included on the confirmations and statements, the supervised persons will be required to report any missing information to Cindy Crimmins. All approved confirmations and statements will be maintained in Harmonic’s personal securities transactions file.

Supervised persons must disclose where all personal securities accounts are maintained. All supervised persons will also be required to set-up Harmonic as an interested party on all brokerage accounts. This will allow Harmonic to receive duplicate copies of statements and confirmations on these accounts. All supervised persons will sign an annual statement acknowledging that they have established Harmonic as an interested party to receive copies of all confirmations and statements relating to any personal brokerage account.

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If an account custodian does not have the ability to send duplicate trade confirmations and account statements directly to Harmonic, a report of all personal securities holdings must be submitted at the time an supervised person becomes affiliated with Harmonic and at least annually thereafter. Such reports must contain current information (not older than 45 days). Holding reports must contain the following information:

●	The title and type of security

●	The security symbol or CUSIP number

●	The number of shares and the principal amount of each reportable security

●	The name of any broker, dealer, or bank with which the supervised person maintains an account

●	The date the report was submitted

Upon hire and at least annually thereafter, all supervised persons will be required to complete a Brokerage Account Disclosure Form. Supervised persons should report all personal securities accounts to Cindy Crimmins at the time the account is established. Personal securities transactions must be reported quarterly within 10 days after the close of the calendar quarter in which transactions take place. The following are exceptions to the reporting requirements:

●	Transactions effected pursuant to an automatic investment plan

●	Securities held in accounts over which a supervised person has no direct or indirect influence or control

●	No report is required for an adviser firm that only has one supervised person with access to nonpublic information regarding clients’ purchase and sale of securities, is involved in making recommendations to clients or has access to such recommendations that are nonpublic

Cindy Crimmins will receive, review, and approve a copy of all confirmations, statements and reports for supervised persons accounts. These documents will be reviewed for the following:

●	To assess whether persons are following the firm’s policies and procedures

●	To assess whether any trades are being placed that are on the firm’s restricted list

●	To assess whether the supervised person is trading for his/her own account in the same securities he/she is trading for clients and if so whether the clients are receiving terms as favorable as the supervised person is receiving

●	To assess whether there are any substantial disparities between the quality of performance of the supervised person’s account over that of the clients’ accounts

●	To assess whether there are any substantial disparities between the percentage of trades that are profitable when the supervised person trades for his/her own account and the percentage that are profitable when the access places trades for clients’ accounts

If all required information is not included on the confirmations and statements, the supervised persons will be required to report any missing information to Cindy Crimmins. All approved confirmations and statements will be maintained in Harmonic’s personal securities transactions file.

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Cindy Crimmins will review these personal securities transactions for inappropriate conduct like front-running, scalping, insider trading, or other misuses of confidential client information. The review will also focus upon whether there are violations of any restricted lists, black-out periods, or other conditions placed on supervised persons’ personal trading activities or holdings.

GIFTS AND ENTERTAINMENT

Cindy Crimmins is in charge of Harmonic’s gift and entertainment policies.

To monitor compliance, Cindy Crimmins will require that supervised persons report gifts given and received within a timely manner, deemed to be five business days prior to giving or after receiving the gift.

To monitor compliance, Cindy Crimmins will require that supervised persons report events attended and/or hosted within a timely manner, with a timely manner deemed to be five business days prior to extending an invitation or upon receipt of an invitation to attend an event.

As evidence of compliance, Cindy Crimmins will record gifts given and received on a Gift and Entertainment Log, retained among the central compliance files of Harmonic.

VIOLATIONS

Supervised persons are required to report any violations relating to Harmonic’s Code of Ethics, Insider Trading or Personal Securities Transactions Policies and Procedures to Cindy Crimmins. Such reports will not be viewed negatively by Harmonic’s management staff, even if upon review of the reportable event it is determined not to be a violation so long as the supervised person reported the event in good faith. The identity of the reporting party will remain confidential. Upon discovering a violation of any of these policies and procedures, Harmonic may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges, verbal warning, written warning, fines, suspension or termination of employment.

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